EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	December 31	December 31
	2008	2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$70,225	$197,825
Available-for-sale securities	60,786	–
Accounts receivable, net	6,025	6,665
Receivables from sales representatives	5,574	12,303
Inventory	1,306	1,108
Prepaid expenses and other current assets	16,513	15,333
Deferred taxes assets	28	46

Total Current Assets	160,457	233,280

Property and equipment, net	82,657	35,352
Long term investments	100	100
Bonds held to maturity, at amortized cost	–	99
Deferred taxes assets — long term	323	196
Other assets	1,561	2,781

Total Assets	$245,098	$271,808

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,117	$5,577
Deferred income and customer prepayments	73,636	78,141
Accrued liabilities	11,579	12,546
Income taxes payable	261	694

Total Current Liabilities	95,593	96,958

Deferred income and customer prepayments — long term	3,044	4,934
Deferred tax liability	318	283

Total Liabilities	98,955	102,175

Non-controlling interest	4,223	4,940

Shareholders’ equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized; 51,374,682 (2007: 51,229,300) shares issued and 44,499,682 (2007: 51,229,300) shares outstanding	514	512
Additional paid in capital	133,922	133,941
Treasury shares, at cost — 6,875,000 (2007: NIL) shares	(50,000)	–
Retained earnings	55,259	28,829
Accumulated other comprehensive income	2,225	1,411

Total Shareholders’ Equity	141,920	164,693

Total Liabilities and Shareholders’ Equity	$245,098	$271,808

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$36,363	$33,969	$142,129	$125,818
Exhibitions	26,448	25,455	58,179	51,608
Miscellaneous	2,230	1,360	6,584	4,633

	$65,041	$60,784	$206,892	$182,059

Operating Expenses:
Sales (Note 2)	24,716	20,641	73,625	61,773
Event production	10,134	9,915	21,493	20,155
Community (Note 2)	9,063	9,327	30,488	27,086
General and administrative (Note 2)	11,716	12,238	47,525	44,167
Online services development (Note 2)	1,462	1,503	5,992	5,703
Amortization of software costs	46	75	193	193

Total Operating Expenses	57,137	53,699	179,316	159,077

Income from Operations	7,904	7,085	27,576	22,982

Interest and dividend income	268	1,721	2,884	6,595
Gain on sale of available-for-sale securities	–	2,937	–	2,937
Impairment loss on available-for-sale securities, net	(939)	–	(939)	(1,846)
Impairment of goodwill and intangible assets	–	(3,101)	–	(3,101)
Foreign exchange gains (losses), net	662	(455)	(657)	(1,213)

Income before Income Taxes	7,895	8,187	28,864	26,354
Income Tax Expense	(116)	318	(677)	(328)

Net Income before Non-controlling Interest	$7,779	$8,505	$28,187	$26,026

Non-controlling interest	(249)	(357)	(1,757)	(2,027)

Net Income	$7,530	$8,148	$26,430	$23,999

Basic net income per share	$0.15	$0.16	$0.51	$0.47

Shares used in basic net income per share calculations	51,374,034	51,229,300	51,350,288	51,216,610

Diluted net income per share	$0.14	$0.16	$0.51	$0.46

Shares used in diluted net income per share calculations	52,271,588	51,885,933	52,228,640	51,679,682

Note : 1. Online and other media services consists of:

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)

Online services	$24,967	$20,501	$94,481	$75,919
Print services	11,396	13,468	47,648	49,899

	$36,363	$33,969	$142,129	$125,818

Note : 2.	Non-cash compensation expenses associated with the several employee equity compensation plans and Directors Purchase Plan included under various categories of expenses are as follows:

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$(664)	$2,417	$(2,054)	$4,286
Community	(21)	112	173	269
General administrative	206	918	742	2,874
Online services development	59	122	237	347

	$(420)	$3,569	$(902)	$7,776